Exhibit 99.1

W&T Offshore Announces Fourth Quarter and Full Year 2020 Results Including Year-End 2020 Proved Reserves and Provides 2021 Guidance

HOUSTON, March 3, 2021 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today reported operational and financial results for the fourth quarter and full year 2020 including the Company’s year-end 2020 reserves report and 2021 guidance.

Key highlights included:

●

Produced 38,261 barrels of oil equivalent per day (“Boe/d"), or 3.5 million barrels of oil equivalent (“MMBoe”) (47% liquids), in the fourth quarter of 2020, above the high end of W&T’s guidance range, reflecting an 11% increase from the third quarter of 2020 as production was brought back online from hurricane and other unplanned downtime;

●	Reported net income for full year 2020 of $37.8 million or $0.26 per share, and a net loss of $8.9 million or $0.06 per share in the fourth quarter of 2020;

o	Reported Adjusted Net Loss[1] of $22.9 million or $0.16 per share for full year 2020, and an Adjusted Net Loss of $6.7 million or $0.05 per share in the fourth quarter of 2020;

●	Generated significant Adjusted EBITDA[1] of $159.0 million for the full year 2020, and $35.3 million for the fourth quarter of 2020, despite a difficult pricing environment and substantial production downtime associated with an extraordinarily active hurricane season;

o	Free Cash Flow[1] totaled $76.0 million for the full year 2020 and $14.2 million in the fourth quarter of 2020;

●	Reported year-end 2020 proved reserves (utilizing SEC pricing) of 144.4 million barrels of oil equivalent (“MMBoe”), compared with 157.4 MMBoe at year-end 2019;

o

Upward revisions of 26.2 MMBoe in 2020 related to improved well performance and technical revisions, and 3.9 MMBoe from acquisitions and drilling, were offset by 27.7 MMBoe of reductions due to lower commodity prices, and 15.4 MMBoe of production;

o	Disclosed that year-end 2020 proved reserves (utilizing NYMEX strip pricing as of December 31, 2020) would have been 169.5 MMBoe;

●

Remained focused on controlling expenses and reported fourth quarter 2020 lease operating, gathering and transportation, and general and administrative costs that were at the low end  or below W&T’s guidance ranges;

●

Announced 2021 preliminary capital spending of between $30 million and $60 million to achieve stable production and maintain the ability to generate free cash flow to fund the reduction of debt and  potential acquisitions; and

●	Provided 2021 production and expense guidance.

1 A non-GAAP financial measure; see “Non-GAAP Information” attached to this release for more information including reconciliations to most comparable GAAP measures.

Tracy W. Krohn, W&T's Chairman and Chief Executive Officer, stated, “I am quite pleased with our response to the extraordinary challenges that 2020 presented.  We managed through a global pandemic, commodity price declines and a record number of named storms in the Gulf of Mexico. We have continued to take steps to protect our employees and contractors during the pandemic and, to-date, our people and our operations have not been materially impacted by COVID-19. In the fourth quarter, our operations team did an excellent job of returning our properties to production ahead of schedule which helped us exceed our guidance.  In addition, we were able to keep our operating and overhead costs low despite the additional operational work required to restore production.”

“Despite the difficulties we faced in 2020, we continued our focus on delivering free cash flow.  By adjusting quickly to the changing environment early in 2020 and reducing our planned capital expenditures, we were able to generate $76.0 million in Free Cash Flow in 2020 compared with $74.0 million in 2019. We utilized a portion of our 2020 Free Cash Flow to retire $72.5 million of our senior notes for $23.9 million, with the added benefit of saving over $7.1 million in annualized interest and preserving long-term capital.  Additionally, we recently completed the consolidation of our two natural gas treatment facilities that serve the Mobile Bay area into a single facility with more than enough capacity for our current operations as well as production from future natural gas drilling projects in the area. The consolidation of these facilities is expected to result in approximately $5 million per year in savings, beginning in 2021, as well as lower our Scope 1 emissions.”

“It is my pleasure to announce that W&T Offshore’s inaugural Environment, Social and Governance (“ESG”) report will be coming out shortly with our annual report and include key metrics for the past three years. We founded W&T nearly 40 years ago with the same core values we have today that have guided our success and provided the foundation for W&T to grow into a trusted operator. We believe that every employee has a responsibility to ensure that we operate with the highest regards toward ESG and we have empowered our management to allocate resources and tools necessary to create a working environment focused on accomplishing our ESG objectives.”

“Entering 2021, while market and pricing conditions are improving, our strategy remains unchanged. We have assembled a premier portfolio of conventional, low-declining producing properties that generate a solid foundation of cash flow with significant upside.  While we have a substantial inventory of drilling opportunities with potentially high rates of return, we are not devoting all of our free cash flow to drilling, rather we are maximizing financial flexibility.  The current price environment should allow us to generate meaningful free cash flow which we can use to reduce debt or potentially fund additional opportunities. Accordingly, our capital spending in 2021 is expected to be in the range of $30 to $60 million.  The timing of our capital spending will be weighted to late 2021, which should benefit production in 2022.  As a result, our 2021 production guidance of 38,000 to 42,000 Boe/d is modestly lower than our full year 2020 average, but higher than the fourth quarter of 2020. The lower decline profile of our conventional asset base allows for reductions in capital expenditures without significantly impacting near-term production levels. The energy industry is cyclical and we have faced adversity many times in the past, but our success over nearly 40 years has been because of our unwavering strategic focus that has positioned W&T to create value,” concluded Mr. Krohn.

For the fourth quarter of 2020, W&T reported a net loss of $8.9 million, or $0.06 per share.  Excluding primarily an $11.5 million unrealized commodity derivative loss, a $6.9 million non-cash tax benefit, and a $2.7 million credit related to a settlement with the U.S. Bureau of Safety and Environmental Enforcement (“BSEE”), the Company’s Adjusted Net Loss was $6.7 million, or $0.05 per share. In the fourth quarter of 2019, W&T reported net income of $9.6 million, or $0.07 per share, and Adjusted Net Income of $24.4 million or $0.17 per share. In the third quarter of 2020, W&T reported a net loss of $13.3 million, or $0.09 per share. For that same period, Adjusted Net Loss was $19.9 million or $0.14 per share.

Adjusted EBITDA totaled $35.3 million for the fourth quarter 2020, which represents an increase of 81% compared to $19.5 million in the third quarter of 2020 driven by increased pricing and production, and a decrease of 55% compared to $79.0 million in the fourth quarter of 2019 driven by lower realized pricing and lower production.

Free Cash Flow for the fourth quarter of 2020 totaled $14.2 million compared with $26.8 million in the same period in 2019 and $5.9 million in the third quarter of 2020.

Adjusted Net (Loss) Income, Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures, which are described in more detail and reconciled to the most comparable GAAP measures, in the attached tables below under “Non-GAAP Information.”

Production, Prices and Revenues: Production for the fourth quarter of 2020 was 38,261 Boe/d or 3.5 MMBoe, an increase of 11% compared to 34,459 Boe/d in the third quarter of 2020 and down 28% versus 52,773 Boe/d in the fourth quarter of 2019.  Production for the fourth quarter of 2020 was above the high end of production guidance due to faster recovery from hurricane downtime and unplanned downtime compared to forecast.  Fourth quarter 2020 production was comprised of 1.3 million barrels (“MMBbls”) of oil, 0.4 MMBbls of natural gas liquids (“NGLs”) and 11.2 billion cubic feet (“Bcf”) of natural gas.  Liquids production comprised 47% of total production in the fourth quarter of 2020.

For the fourth quarter of 2020, W&T’s average realized crude oil sales price was $42.84 per barrel. The Company’s realized NGL sales price was $16.30 per barrel and its realized natural gas sales price was $2.63 per Mcf.  The Company’s combined average realized sales price for the quarter was $25.63 per Boe, which represents a 17% decrease from $30.75 per Boe that was realized in the fourth quarter of 2019 and an increase of 16% compared to $22.16 per Boe in the third quarter of 2020.

Revenues for the fourth quarter of 2020 decreased 38% to $94.7 million compared to $151.9 million in the fourth quarter of 2019 driven by lower pricing and production, and increased 31% compared to $72.5 million in the third quarter of 2020, driven by increased production and pricing quarter-over-quarter.

Lease Operating Expenses: Lease Operating Expense (“LOE”) which includes base lease operating expenses, insurance premiums, workovers, facilities maintenance and hurricane repairs was $43.3 million in the fourth quarter of 2020, at the low end of guidance, compared to $53.3 million in the fourth quarter of 2019 and $36.4 million in the third quarter of 2020.  On a component basis for the fourth quarter of 2020, base lease operating expenses and insurance premiums were $33.0 million, workovers were $1.7 million, facilities maintenance expenses were $3.9 million and hurricane repairs totaled $4.7 million. On a unit of production basis, LOE was $12.31 per Boe in the fourth quarter of 2020, up 12% from $10.98 per Boe in the fourth quarter of 2019, reflecting lower production somewhat offset by lower costs, and up 7% from $11.49 per Boe in the third quarter of 2020, reflecting higher costs associated with hurricane repair.

Gathering, Transportation Costs and Production Taxes: Gathering, transportation costs and production taxes totaled $5.3 million, or $1.51 per Boe in the fourth quarter of 2020, compared to $7.7 million, or $1.59 per Boe in the fourth quarter of 2019, and $4.8 million, or $1.52 per Boe in the third quarter of 2020. Costs were slightly below the low end of guidance in the fourth quarter of 2020.

Depreciation, Depletion, Amortization and Accretion (“DD&A”):  DD&A, including accretion for asset retirement obligations, was $7.54 per Boe of production for the fourth quarter of 2020 compared to $7.79 per Boe for the fourth quarter of 2019 and $7.93 per Boe for the third quarter of 2020.

General and Administrative Expenses (“G&A”):  G&A was $7.7 million for the fourth quarter of 2020, well below the guidance range of $11.7 million to $12.9 million. The fourth quarter of 2020 benefitted from a $2.7 million credit related to a settlement with BSEE that resolved certain pending civil penalties issued by BSEE.  G&A in the fourth quarter of 2019 totaled $17.6 million and included higher litigation and incentive compensation costs while the third quarter of 2020 totaled $14.5 million and included increased legal costs incurred in reviewing potential acquisition opportunities and higher benefits costs.  On a unit of production basis, G&A declined significantly to $2.18 per Boe in the fourth quarter of 2020 compared with $3.62 per Boe in the fourth quarter of 2019, and $4.57 per Boe in the third quarter of 2020.

Derivative (Gain) Loss:  In the fourth quarter of 2020, W&T recorded a net loss of $11.5 million on its outstanding commodity derivative contracts, substantially all of which was an unrealized commodity derivative loss, largely due to higher quarter-end oil and natural gas prices compared to third quarter of 2020.  This compared to a net loss of $18.7 million in the fourth quarter of 2019 of which $18.1 million was an unrealized commodity derivative loss, and a net loss of $11.2 million in the third quarter of 2020 of which $13.1 million was an unrealized commodity derivative loss.

In the fourth quarter of 2020 and in early 2021, W&T added the following derivative positions:

Production Period	Instrument	Avg Daily Volumes	Weighted Avg Swap Price	Weighted Avg Put Price	Weighted Avg Call Price
Crude Oil - WTI NYMEX:		(bbls)	(per Bbl)	(per Bbl)	(per Bbl)
Mar 2022 - May 2022	Swaps	1,000	$41.90
Mar-22	Swaps	1,076	$42.75
Apr-22	Swaps	1,055	$42.75
May-22	Swaps	1,000	$42.75
Mar 2021 - Dec 2021	Costless Collars	200		$40.00	$54.90
Mar 2022 - May 2022	Costless Collars	1,000		$35.00	$47.50
Mar 2022 - May 2022	Costless Collars	1,000		$35.00	$49.50

Production Period	Instrument	Avg Daily Volumes	Weighted Avg Swap Price	Weighted Avg Put Price	Weighted Avg Call Price
Natural Gas - Henry Hub NYMEX:		(MMBTU)	(per MMBTU)	(per MMBTU)	(per MMBTU)
Mar 2022 - May 2022	Costless Collars	10,000		$2.25	$3.40
Mar-22	Swaps	10,095	$2.69
Apr-22	Swaps	11,571	$2.69
May-22	Swaps	10,000	$2.69

A listing of the Company’s current outstanding derivative positions is included in the tables below as well as in the Investor Relations section of W&T’s web site under the “Financial Info” tab.

Interest Expense: Interest expense, as reported in the income statement, in the fourth quarter of 2020 was $15.4 million compared with $16.6 million in the same period in 2019 and $14.1 million in the third quarter of 2020. The reduction in expense from the prior year relates primarily to reduced interest costs following the retirement of $72.5 million in principal of W&T’s 9.75% Senior Second Lien Notes in early 2020.

Income Tax:  W&T recorded a non-cash income tax benefit of $6.9 million in the fourth quarter of 2020 compared to a non-cash income tax benefit of $8.2 million in the fourth quarter of 2019 and a non-cash income tax benefit of $21.1 million in the third quarter of 2020.

For the year ended December 31, 2020, the income tax benefit was positively impacted by adjustments related to the enactment of the CARES Act on March 27, 2020. Additionally, the third and fourth quarters of 2020 were impacted by the Treasury issuing regulations under IRC Section 163(j) on July 28, 2020 related to the business interest expense limitation. W&T’s effective tax rate was not meaningful for the three months ended December 31, 2020 or September 30, 2020.

As of December 31, 2020, W&T’s deferred tax valuation allowance was $22.4 million. The Company continually evaluates the need to maintain a valuation allowance on its deferred tax assets. Any future reduction of a portion or all of the valuation allowance would result in a non-cash income tax benefit in the period the decision occurs. W&T is not currently forecasting any cash income tax expense for the near-term.

Balance Sheet and Liquidity: Total liquidity on December 31, 2020 was $174.3 million, consisting of cash and cash equivalents of $43.7 million and $130.6 million of availability under W&T’s revolving bank credit facility. At December 31, 2020, the Company had $80.0 million in borrowings on its $215 million revolving credit facility and $4.4 million of letters of credit outstanding.  Total long-term debt, including $80.0 million in revolving credit facility borrowings, was $625.3 million, net of unamortized debt issuance costs.

In early 2020, W&T purchased in the open market $72.5 million of its Senior Second Lien Notes for $23.9 million, reducing the liability associated with the notes to $552.5 million, which resulted in annualized interest savings of $7.1 million.

In January 2021, W&T’s bank group completed its regularly scheduled semi-annual borrowing base redetermination and the borrowing base was set at $190 million. As of March 3, 2021, the borrowings against the facility in the ordinary course of business have been reduced by $32 million to $48 million. The next regularly scheduled redetermination is in the spring of 2021.  W&T is currently in compliance with all applicable covenants of the Credit Agreement and the Senior Second Lien Notes indenture.

Capital Expenditures:  In March 2020, due to the uncertain commodity outlook in light of the COVID-19 pandemic, W&T suspended drilling and completion activities and significantly reduced its 2020 capital expenditure budget to $15 million to $25 million from its prior level of $50 million to $100 million. Per the Statement of Cash Flows, capital expenditures in the fourth quarter of 2020 (excluding acquisitions) were $3.0 million. Capital expenditures for full year 2020 totaled $17.6 million.

2021 CAPITAL INVESTMENT PROGRAM

Under current commodity pricing conditions, W&T intends to focus on generating free cash flow which can be used toward debt reduction and additional accretive acquisitions. The Company’s preliminary capital expenditure budget for 2021 is expected to be in the range $30 million to $60 million, which excludes opportunistic acquisitions of oil and gas properties from third parties. W&T has significant flexibility to adjust its spending up or down at any time since it has no long-term rig contracts or drilling obligations.  Furthermore, the lower decline profile of the Company’s producing asset base allows reductions in capital expenditures without significantly impacting near-term production levels.

W&T’s overall inventory of drillable projects remains strong and currently the 2021 capital program will be focused on lower-risk, high-return projects. Additionally, in 2021, the Company expects to spend about $17 to $21 million on asset retirement obligations (“ARO”) compared to $3.3 million spent on ARO in 2020.

W&T forecasts its full year 2021 production to be in the range of 38,000 to 42,000 Boe/d, above the fourth quarter 2020 rate of 38,261 Boe/d, but modestly lower than full year 2020 average production of 42,046 Boe/d.

Environmental, Social and Governance (“ESG”) Commentary and COVID-19 Response

W&T is issuing its 2020 initial corporate ESG report later this month which will communicate W&T’s 2020 corporate responsibility and ESG initiatives as well as related key performance indicators. In the creation of its inaugural report, the Company consulted the Sustainability Accounting Standards Board’s (“SASB”) Oil and Gas Exploration and Production Sustainability Accounting Standard, the recommendations of the Task Force on Climate-related Financial Disclosures (“TCFD”), and other reporting guidance from industry frameworks and standards.

W&T is committed to the health and safety of all its employees and contractors and has taken steps to ensure their continued safety in its response to the COVID-19 pandemic. At its corporate office, W&T instituted 100% remote work on March 23, 2020, and subsequently reopened its offices and implemented actions to protect employees including temperature checks, mask wearing, social distancing, and limiting headcount to 50% or less in its offices during peak COVID-19 outbreaks in the community.

For its field operations, the Company instituted screening, which includes a questionnaire and temperature check, of all personnel prior to entry into heliports and shorebases as well as its Alabama gas treatment plant. The Company conducts daily temperature screenings at all offshore facilities, implemented procedures for distancing and hygiene at its field locations, and provides COVID-19 testing for field project crews.

W&T will continue to monitor the COVID-19 situation and follow the advice of government and health advisors.  To-date, the Company’s operations and its employees have not been materially impacted by COVID-19.

Full Year-End 2020 Financial Review

W&T reported net income for full year 2020 of $37.8 million, or $0.26 per share, and Adjusted Net Loss of $22.9 million, or $0.16 per share. For the full year 2019, W&T reported net income of $74.1 million, or $0.52 per share, and Adjusted Net Income of $85.9 million, or $0.60 per share. The Company generated $159.0 million in Adjusted EBITDA for the full year 2020 compared to $282.9 million in 2019, with the decline driven primarily by lower realized pricing and production mix.  Revenues totaled $346.6 million for 2020 compared with $534.9 million in 2019, with the reduction due primarily to decreases in commodity prices. Net cash provided by operating activities for the twelve months ended December 31, 2020 was $108.5 million compared with $232.2 million in 2019.  Free Cash Flow totaled $76.0 million in 2020 compared with $74.0 million in 2019.

Production for 2020 was 42,046 Boe/d or 15.4 MMBoe, comprised of 5.6 MMBbls of oil, 1.7 MMBbls of NGLs, and 48.4 Bcf of natural gas.  Full year 2019 production averaged 40,634 Boe/d or 14.8 MMBoe and included 6.7 MMBbls of oil, 1.3 MMBbls of NGLs, and 41.3 Bcf of natural gas.  While production increased year-over-year primarily due to the full year impact of additional production from the Mobile Bay and Magnolia acquisitions, 2020 production was negatively impacted by the eight named storms that entered the GOM. In addition, and to a lesser extent, the Company experienced unplanned downtime at Mobile Bay, previously-announced planned downtime at the Magnolia field and a combination of operated and non-operated production that was shut-in due to the decline in oil prices, and natural decline.

For the full year 2020, W&T’s realized crude oil sales price was $38.45 per barrel, NGL sales price was $11.26 per barrel and natural gas price was $2.05 per Mcf. The combined average sales price was $21.76 per Boe, or 39% lower than $35.63 per Boe sales price that was realized for full year 2019.  For the full year 2019, W&T’s realized oil price was $59.89 per barrel, NGL price was $17.60 per barrel and natural gas price was $2.57 per Mcf.

For the full year 2020, LOE was $162.9 million compared to $184.3 million in 2019 with the decrease primarily due to shut-ins of certain fields during 2020 as a result of downtime events and decreases in workover and facilities expenses, partially offset by increased costs related to asset acquisitions and hurricane repairs during 2020.

Gathering, transportation costs and production taxes totaled $20.9 million, or $1.36 per Boe in 2020, compared to $28.5 million, or $1.92 per Boe in 2019.  The decrease was due primarily to a larger portion of production coming from the Mobile Bay field in 2020 compared to 2019 where gathering and transportation costs per unit for natural gas are lower compared to other properties. That reduction in cost was partially offset by higher Mobile Bay production taxes.

For the full year 2020, G&A was $41.7 million, down 24% compared with full year 2019 G&A of $55.1 million. The decrease year-over-year is primarily due to lower employee benefits and salaries resulting from Payroll Protection Program (“PPP”) funds received in April 2020 and lower incentive compensation awards.  G&A per Boe was $2.71 in 2020, down 27% from $3.72 in 2019.

OPERATIONS UPDATE

W&T successfully drilled one well in the first quarter of 2020 at East Cameron 338/349, the Cota well, but suspended all other drilling activity in 2020 due to the uncertain pricing environment.

The Cota well is in over 290 feet of water and was drilled to a total depth of over 6,000 feet and encountered approximately 100 feet of net oil pay. The well is currently in the development phase of the project. Initial production is expected in the latter part of 2021. The Company has an initial 30% working interest in the Cota well but the interest will increase to 38.4% once the well is brought online and certain performance thresholds are met.

W&T participated in two federal GOM lease sales in 2020 and was awarded a total of four blocks including Eugene Island block 345, Eugene Island South Addition block 389 and Ewing Banks block 979, all in shallow water, and Garden Banks block 782 in deepwater. The Company invested approximately $1.2 million in the leases.

Well Recompletions and Workovers:  During the fourth quarter of 2020, the Company performed two workovers that in total added approximately 800 net Boe per day to production.

Consolidation of Onshore Natural Gas Treatment Plants Supporting Mobile Bay Assets: In January 2021, the Company completed the consolidation of its two onshore natural gas treatment facilities that service the Mobile Bay area into the Onshore Treating Facility (“OTF”) which was acquired in 2019 from ExxonMobil, and closed its Yellowhammer treatment facility. The OTF has more than sufficient capacity to meet W&T’s current and expected needs as it further develops its Mobile Bay and regional natural gas assets in the future. The consolidation of the facilities is expected to result in savings of approximately $5 million per year beginning in 2021.

Year-End 2020 Proved Reserves

The Company's year-end 2020 SEC proved reserves were 144.4 MMBoe, down modestly from 157.4 MMBoe at year-end 2019.  W&T recorded upward revisions of 26.2 MMBoe in 2020 related to improved well performance and technical revisions, and 3.9 MMBoe from acquisitions, primarily from the purchase of additional interests in the Mobile Bay area and in the Magnolia field. These additions were offset by 27.7 MMBoe of reductions due to lower commodity prices, and 15.4 MMBoe of production.  The SEC twelve-month first day of the month average realized prices used in the report for year-end 2020 were $37.78 per barrel of oil and $2.05 per Mcf of natural gas, while for year-end 2019 they were $58.11 per barrel of oil and $2.63 per Mcf of natural gas.

About 34% of year-end 2020 SEC proved reserves were liquids (22% crude oil and 12% NGLs) and 66% natural gas. At year end, approximately 83% of 2020 proved reserves were classified as proved developed producing, 8% as proved developed non-producing and 9% as proved undeveloped.

Using average realized NYMEX strip prices at year-end 2020 of $44.43 per barrel of oil and $2.66 per Mcf of natural gas, proved reserves would have been 169.5 MMBoe, comprised of 34.7 MMBbls of oil, 20.7 MMBbls of NGLs, and 684.7 Bcf of natural gas.

W&T’s reserve life ratio at year-end 2020, based on year-end 2020 SEC proved reserves and 2020 production was 9.4 years, while based on NYMEX strip pricing reserves, it was 11.0 years.

The present value of W&T’s reported SEC proved reserves, discounted at 10% ("PV-10"), at year-end 2020 was $741 million, down about 43% from $1.3 billion at the end of 2019. The 2020 SEC PV-10 is based on twelve-month first day of the month average realized prices of $37.78 per barrel of crude oil and $2.05 per Mcf of natural gas, both after adjustment for quality, transportation, fees, energy content, and regional price differentials. For 2019, the SEC PV-10 was based on twelve-month first day of the month average realized prices of $58.11 per barrel and an average natural gas price of $2.63 per Mcf, both after adjustments for quality, transportation, fees, energy content, and regional price differential.

Utilizing average realized NYMEX strip pricing as of December 31, 2020 of $44.43 per barrel of oil and $2.66 per Mcf of natural gas, the PV-10 would have been $1.1 billion.

Summary Reconciliation W&T Offshore, Inc. Consolidated
	Oil	NGL	Gas	Net	Net
	MBbls	MBbls	MMcf	MMcfe	MBoe	PV-10 (1)
BALANCE, DECEMBER 31, 2019	37,767	24,469	571,117	944,534	157,422	$1,302,457
REVISIONS OF PREVIOUS ESTIMATES	3,603	(2,295)	149,384	157,235	26,206
REVISIONS DUE TO SEC BASE PRICE CHANGE	(4,477)	(3,572)	(117,776)	(166,067)	(27,678)
EXTENSIONS, DISCOVERIES	193	4	174	1,356	226
PURCHASES OF MINERALS IN PLACE	737	448	14,754	21,870	3,645
SALES OF MINERALS IN PLACE	0	0	0	0	0
PRODUCTION	(5,629)	(1,696)	(48,384)	(92,334)	(15,389)
BALANCE, DECEMBER 31, 2020	32,196	17,358	569,269	866,594	144,432	$740,876

(1) PV-10 for this presentation excludes any provision for asset retirement obligations or income taxes.

In accordance with guidelines established by the SEC, estimated proved reserves as of December 31, 2020 were determined to be economically producible under existing economic conditions, which requires the use of the 12-month average commodity price for each product, calculated as the unweighted arithmetic average of the first-day-of-the-month price for the year end December 31, 2020.  The WTI spot price and the Henry Hub spot price were utilized as the reference prices and after adjusting for quality, transportation, fees, energy content and regional price differentials, the average realized prices were $37.78 per barrel for oil, $10.29 per barrel for NGLs and $2.05 per Mcf for natural gas.  In determining the estimated realized price for NGLs, a ratio was computed for each field of the NGLs realized price compared to the crude oil realized price.  This ratio was then applied to the crude oil price using SEC guidance. Such prices were held constant throughout the estimated lives of the reserves. Future production and development costs are based on year-end costs with no escalations.

Standardized measure of future net cash flows was (i) $493.7 million at December 31, 2020, which is calculated as PV-10 of $740.9 million less discounted cash outflows of $204.2 million associated with ARO and $43.0 million associated with income taxes and (ii) $986.9 million at December 31, 2019, which is calculated as PV-10 of $1,302.5 million less discounted cash outflows of $184.9 million associated with ARO and $130.7 million associated with income taxes.

First Quarter and Full Year 2021 Production and Expense Guidance

The guidance for the first quarter and full year 2021 in the table below represents the Company's current best estimate of the range of likely future results. Guidance could be affected by the factors described below in "Forward-Looking Statements".

	First Quarter	Full Year
Production	2021	2021

Oil (MMBbls)	1.22 - 1.35	4.97 - 5.57

NGL's (MMBbls)	0.36 - 0.40	1.47 - 1.63

Natural Gas (Bcf)	10.7 - 11.8	44.9 - 49.0

Total (MMBoe)	3.4 - 3.7	13.8 - 15.4

Total (Boe/d)	37,300 - 41,300	38,000 - 42,000

Operating Expenses	First Quarter	Full Year
($ in millions)	2021	2021

Lease operating expenses	$41 - $45	$153 - $169

Gathering, transportation &
production taxes	$5.4 - $5.9	$22 - $24

General and administrative	$12.3 - $13.6	$51 - $56

Current income tax expense rate	0%	0%

Conference Call Information:  W&T will hold a conference call to discuss its financial and operational results on Thursday, March 4, 2021, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time).  Interested parties may participate by dialing (844) 739-3797.  International parties may dial (412) 317-5713.  Participants should request to connect to the “W&T Offshore Call.”  This call will also be webcast and available on W&T’s website at www.wtoffshore.com on the “Overview” page under the “Investor Relations” section.  An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development.  The Company currently has working interests in 43 producing fields in federal and state waters and has under lease approximately 737,000 gross acres, including approximately 527,000 gross acres on the Gulf of Mexico Shelf and approximately 210,000 gross acres in the Gulf of Mexico deepwater.  A majority of the Company’s daily production is derived from wells it operates.  For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.  We refer to feet of “pay” in our discussions concerning the evaluation of our recently drilled wells. This refers to geological indications, typically obtained from well logging, of the estimated thickness of sands which we believe are capable of producing hydrocarbons in commercial quantities. These indications of “pay” may not necessarily forecast the amount of future production or reserve quantities from the well, which can be dependent upon numerous other factors.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Revenues:
Oil	$54,535	$46,589	$101,106	$216,419	$399,790
NGLs	6,267	4,464	6,912	19,101	22,373
Natural gas	29,423	19,213	41,256	99,300	106,347
Other	4,523	2,251	2,620	11,814	6,386
Total revenues	94,748	72,517	151,894	346,634	534,896

Operating costs and expenses:
Lease operating expenses	43,332	36,437	53,299	162,857	184,281
Gathering, transportation costs and production taxes	5,313	4,826	7,707	20,947	28,474
Depreciation, depletion, amortization and accretion	26,547	25,127	37,818	120,284	148,498
General and administrative expenses	7,678	14,476	17,564	41,745	55,107
Derivative loss (gain)	11,529	11,161	18,659	(23,808)	59,887
Total costs and expenses	94,399	92,027	135,047	322,025	476,247
Operating (loss) income	349	(19,510)	16,847	24,609	58,649

Interest expense, net	15,402	14,135	16,635	61,463	59,569
Gain on debt transactions	-	-	-	(47,469)	-
Other expense	752	751	(1,176)	2,978	188
(Loss) income before income tax benefit	(15,805)	(34,396)	1,388	7,637	(1,108)
Income tax benefit	(6,858)	(21,057)	(8,171)	(30,153)	(75,194)
Net (loss) income	$(8,947)	$(13,339)	$9,559	$37,790	$74,086

Basic and diluted (loss) earnings per common share	$(0.06)	$(0.09)	$0.07	$0.26	$0.52

Weighted average common shares outstanding	141,721	141,624	140,769	141,622	140,583

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Operating Data
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Net sales volumes:
Oil (MBbls)	1,273	1,115	1,778	5,629	6,675
NGL (MBbls)	385	407	415	1,696	1,271
Oil and NGLs (MBbls)	1,658	1,521	2,194	7,325	7,946
Natural gas (MMcf)	11,174	9,897	15,966	48,384	41,310
Total oil and natural gas (MBoe) (1)	3,520	3,170	4,855	15,389	14,831

Average daily equivalent sales (MBoe/d)	38.3	34.5	52.8	42.0	40.6

Average realized sales prices:
Oil ($/Bbl)	$42.84	$41.81	$56.84	$38.45	$59.89
NGLs ($/Bbl)	16.30	10.99	16.64	11.26	17.60
Oil and NGLs ($/Bbl)	36.68	33.57	49.23	32.15	53.13
Natural gas ($/Mcf)	2.63	1.94	2.58	2.05	2.57
Barrel of oil equivalent ($/Boe)	25.63	22.16	30.75	21.76	35.63

Average costs and expenses per Boe ($/Boe):
Lease operating expenses	$12.31	$11.49	$10.98	$10.58	$12.43
Gathering, transportation costs and production taxes	1.51	1.52	1.59	1.36	1.92
Depreciation, depletion, amortization and accretion	7.54	7.93	7.79	7.82	10.01
General and administrative expenses	2.18	4.57	3.62	2.71	3.72

(1) MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$43,726	$32,433
Receivables:
Oil and natural gas sales	38,830	57,367
Joint interest, net	10,840	19,400
Income taxes	-	1,861
Total receivables	49,670	78,628
Prepaid expenses and other assets	13,832	30,691
Total current assets	107,228	141,752

Oil and natural gas properties and other, net - at cost	8,588,356	8,552,513
Less accumulated depreciation, depletion and amortization	7,901,478	7,803,715
Oil and natural gas properties and other, net	686,878	748,798
Restricted deposits for asset retirement obligations	29,675	15,806
Deferred income taxes	94,331	63,916
Other assets	22,470	33,447
Total assets	$940,582	$1,003,719

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$41,304	$102,344
Undistributed oil and natural gas proceeds	19,167	29,450
Advances from joint interest partners	7,308	5,279
Asset retirement obligations	17,188	21,991
Accrued liabilities	30,033	30,896
Total current liabilities	115,000	189,960

Long-term debt - carrying value	625,286	719,533
Asset retirement obligations, less current portion	375,516	333,603
Other liabilities	33,066	9,988
Commitments and contingencies	-	-
Shareholders’ deficit:
Common stock, $0.00001 par value; 200,000 shares authorized; 145,174 issued and 142,305 outstanding at December 31, 2020; 144,538 issued and 141,669 outstanding at December 31, 2019	1	1
Additional paid-in capital	550,339	547,050
Retained deficit	(734,459)	(772,249)
Treasury stock, at cost; 2,869 shares for both dates presented	(24,167)	(24,167)
Total shareholders’ deficit	(208,286)	(249,365)
Total liabilities and shareholders’ deficit	$940,582	$1,003,719

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Operating activities:
Net (loss) income	$(8,947)	$(13,339)	$9,559	$37,790	$74,086
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	26,547	25,127	37,818	120,284	148,498
Amortization of debt items and other items	1,583	1,569	1,600	6,834	5,514
Share-based compensation	817	1,075	1,261	3,959	3,690
Derivative loss (gain)	11,529	11,161	18,659	(23,808)	59,887
Derivatives cash receipts (payments), net	3,168	4,462	(3,642)	45,196	13,941
Gain on debt transactions	-	-	-	(47,469)	-
Deferred income taxes	(6,880)	(21,200)	(8,338)	(30,287)	(64,102)
Changes in operating assets and liabilities:
Oil and natural gas receivables	(17,423)	975	(5,741)	18,537	(9,563)
Joint interest receivables	(479)	4,296	11,084	8,561	(4,766)
Prepaid expenses and other assets	1,612	4,446	4,865	9,563	(9,346)
Income taxes	22	(15)	35,049	2,014	52,214
Asset retirement obligation settlements	(551)	(624)	(3,703)	(3,339)	(11,443)
Cash advances from JV partners	(414)	(3,408)	(31,194)	2,028	(15,347)
Accounts payable, accrued liabilities and other	(16,813)	6,735	(21,646)	(41,354)	(11,036)
Net cash (used in) provided by operating activities	(6,229)	21,260	45,631	108,509	232,227

Investing activities:
Investment in oil and natural gas properties and equipment	(4,678)	1,184	(31,752)	(17,632)	(137,816)
Changes in operating assets and liabilities associated with investing activities	1,694	(2,418)	(472)	(26,535)	12,110
Acquisition of property interests	(2,463)	-	(20,301)	(2,919)	(188,019)
Purchases of furniture, fixtures and other	(460)	-	(69)	(530)	(89)
Net cash used in investing activities	(5,907)	(1,234)	(52,594)	(47,616)	(313,814)

Financing activities:
Borrowings on credit facility	-	-	-	25,000	150,000
Repayments on credit facility	-	-	-	(50,000)	(66,000)
Purchase of Senior Second Lien Notes	-	-	-	(23,930)	-
Debt transactions costs and other	(670)	-	(2,345)	(670)	(3,273)
Net cash (used in) provided by financing activities	(670)	-	(2,345)	(49,600)	80,727
(Decrease) increase in cash and cash equivalents	(12,806)	20,026	(9,308)	11,293	(860)
Cash and cash equivalents, beginning of period	56,532	36,506	41,741	32,433	33,293
Cash and cash equivalents, end of period	$43,726	$56,532	$32,433	$43,726	$32,433

W&T OFFSHORE, INC. AND SUBSIDIARIES
Financial Commodity Derivative Positions
As of March 3, 2021

Production Period	Instrument	Avg. Daily Volumes	Weighted Avg Swap Price	Weighted Avg Put Price	Weighted Avg Call Price
Crude Oil - WTI NYMEX:		(bbls)	(per Bbl)	(per Bbl)	(per Bbl)
Mar 2021 - Dec 2021	Swaps	1,000	$41.00
Mar 2021 - Dec 2021	Swaps	1,000	$42.05
Mar 2021 - Dec 2021	Swaps	1,000	$42.18
Mar 2021 - Dec 2021	Swaps	1,000	$43.00
Jan 2022 - Feb 2022	Swaps	1,000	$42.75
Jan 2022 - Feb 2022	Swaps	1,000	$42.80
Jan 2022 - Feb 2022	Swaps	1,000	$43.40
Mar 2022 - May 2022	Swaps	1,000	$41.90
Mar-22	Swaps	1,076	$42.75
Apr-22	Swaps	1,055	$42.75
May-22	Swaps	1,000	$42.75
Mar 2021 - Dec 2021	Costless Collars	200		$40.00	$54.90
Mar-21	Costless Collars	2,382		$35.00	$50.00
Apr-21	Costless Collars	2,362		$35.00	$50.00
May-21	Costless Collars	1,944		$35.00	$50.00
Jun-21	Costless Collars	1,924		$35.00	$50.00
Jul-21	Costless Collars	1,525		$35.00	$50.00
Aug-21	Costless Collars	1,346		$35.00	$50.00
Sep-21	Costless Collars	1,350		$35.00	$50.00
Oct-21	Costless Collars	1,012		$35.00	$50.00
Nov-21	Costless Collars	948		$35.00	$50.00
Dec-21	Costless Collars	625		$35.00	$50.00
Jan-22	Costless Collars	1,473		$35.00	$50.00
Feb-22	Costless Collars	1,790		$35.00	$50.00
Mar 2022 - May 2022	Costless Collars	1,000		$35.00	$47.50
Mar 2022 - May 2022	Costless Collars	1,000		$35.00	$49.50

Production Period	Instrument	Avg. Daily Volumes	Weighted Avg Swap Price	Weighted Avg Put Price	Weighted Avg Call Price
Natural Gas - Henry Hub NYMEX:		(MMBTU)	(per MMBTU)	(per MMBTU)	(per MMBTU)
Mar 2021 - Dec 2022	Calls (long)	40,000			$3.00
Mar 2021 - Dec 2022	Costless Collars	40,000		$1.83	$3.00
Mar 2021 - Dec 2021	Costless Collars	20,000		$2.17	$3.00
Mar 2021 - Dec 2021	Swaps	10,000	$2.62
Mar 2021 - Dec 2021	Costless Collars	10,000		$2.20	$3.00
Jan 2022 - Feb 2022	Costless Collars	30,000		$2.20	$4.50
Mar 2022 - May 2022	Costless Collars	10,000		$2.25	$3.40
Jan-22	Swaps	20,000	$2.79
Feb-22	Swaps	30,000	$2.79
Mar-22	Swaps	10,095	$2.69
Apr-22	Swaps	11,571	$2.69
May-22	Swaps	10,000	$2.69

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in W&T’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP.  These non-GAAP financial measures are “Adjusted Net (Loss) Income”, “Adjusted EBITDA” and “Free Cash Flow”.   Management uses these non-GAAP financial measures in its analysis of performance.  In addition, Adjusted EBITDA is a key metric used to determine the Company’s incentive compensation awards. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income

Adjusted Net (Loss) Income does not include the unrealized commodity derivative loss (gain), amortization of derivative premium, bad debt reserve, deferred tax benefit, gain on debt transactions, and litigation and other. Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
	(In thousands, except per share amounts)
	(Unaudited)

Net (loss) income	$(8,947)	$(13,339)	$9,559	$37,790	$74,086
Unrealized commodity derivative loss	11,456	13,112	18,052	10,040	59,002
Amortization of derivative premium	1,483	1,483	4,248	10,722	15,912
Bad debt reserve	(1,063)	(1)	13	(981)	206
Deferred tax benefit	(6,880)	(21,170)	(8,338)	(30,287)	(64,102)
Gain on debt transactions	-	-	-	(47,469)	-
Litigation and other	(2,708)	-	816	(2,708)	816
Adjusted Net (Loss) Income	$(6,659)	$(19,915)	$24,350	$(22,893)	$85,920

Basic and diluted adjusted (loss) earnings per common share	$(0.05)	$(0.14)	$0.17	$(0.16)	$0.60

Weighted Average Shares Outstanding	141,721	141,624	140,769	141,622	140,583

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Adjusted EBITDA / Free Cash Flow Reconciliations

The Company also presents the non-GAAP financial measures Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net (loss) income plus income tax (benefit) expense, net interest expense, and depreciation, depletion, amortization and accretion, excluding the unrealized commodity derivative gain or loss, amortization of derivative premium, bad debt reserve, gain on debt transactions, and litigation and other. Company management believes this presentation is relevant and useful because it helps investors understand W&T’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as W&T calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above), less capital expenditures, plugging and abandonment costs and interest expense (all on an accrual basis). For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment, furniture and fixtures, but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures, plugging and abandonment costs and interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following tables present (i) a reconciliation of cash flow from operating activities, a GAAP measure, to Free Cash Flow, as defined by the Company and (ii) a reconciliation of the Company’s net (loss) income, a GAAP measure, to Adjusted EBITDA and Free Cash Flow, as such terms are defined by the Company.

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
	(In thousands)			(In thousands)

Net cash provided by operating activities	$(6,229)	$21,260	$45,631	$108,509	$232,227
Bad debt reserve	(1,063)	(1)	13	(981)	206
Litigation and other	(2,708)	-	816	(2,708)	816
Amortization of debt items and other items	(1,583)	(1,569)	(1,600)	(6,834)	(5,514)
Share-based compensation	(817)	(1,075)	(1,261)	(3,959)	(3,690)
Current tax benefit (expense) (1)	22	143	167	134	(11,092)
Changes in derivatives receivable (payable) (1)	(1,758)	(1,028)	7,283	(626)	1,086
Changes in operating assets and liabilities, excluding asset retirement obligation settlements	33,495	(13,029)	7,583	651	(2,156)
Investment in oil and natural gas properties and equipment	(4,678)	1,184	(31,752)	(17,632)	(137,816)
Purchases of furniture, fixtures and other	(460)	-	(69)	(530)	(89)
Free Cash Flow	$14,221	$5,885	$26,811	$76,024	$73,978

(1) A reconciliation of the adjustment used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Current tax benefit:
Income tax benefit	$(6,858)	$(21,057)	$(8,171)	$(30,153)	$(75,194)
Less: Deferred income taxes	(6,880)	(21,200)	(8,338)	(30,287)	(64,102)
Current tax benefit (expense)	$22	$143	$167	$134	$(11,092)

Changes in derivatives receivable:
Derivatives receivable, end of period	$(281)	$1,477	$345	$(281)	$345
Derivatives receivable, beginning of period	(1,477)	(2,505)	(1,186)	(345)	(7,383)
Derivative premiums paid	-	-	8,124	-	8,124
Change in derivatives receivable (payable)	$(1,758)	$(1,028)	$7,283	$(626)	$1,086

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
	(In thousands)
	(Unaudited)

Net (loss) income	$(8,947)	$(13,339)	$9,559	$37,790	$74,086
Interest expense, net	15,402	14,135	16,635	61,463	59,569
Income tax benefit	(6,858)	(21,057)	(8,171)	(30,153)	(75,194)
Depreciation, depletion, amortization and accretion	26,547	25,127	37,818	120,284	148,498
Unrealized commodity derivative loss	11,456	13,112	18,052	10,040	59,002
Amortization of derivative premium	1,483	1,483	4,248	10,722	15,912
Bad debt reserve	(1,063)	(1)	13	(981)	206
Gain on debt transactions	-	-	-	(47,469)	-
Litigation and other	(2,708)	-	816	(2,708)	816
Adjusted EBITDA	$35,312	$19,460	$78,970	$158,988	$282,895

Investment in oil and natural gas properties and equipment	(4,678)	1,184	(31,752)	(17,632)	(137,816)
Purchases of furniture, fixtures and other	(460)	-	(69)	(530)	(89)
Asset retirement obligation settlements	(551)	(624)	(3,703)	(3,339)	(11,443)
Interest expense, net	(15,402)	(14,135)	(16,635)	(61,463)	(59,569)
Free Cash Flow	$14,221	$5,885	$26,811	$76,024	$73,978

CONTACT	Al Petrie	Janet Yang
	Investor Relations Coordinator	EVP & CFO
	apetrie@wtoffshore.com	investorrelations@wtoffshore.com
	713-297-8024	713-624-7326